UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earlier event reported): May 23, 2005

RENTECH, INC.
(Exact name of registrant as specified in its charter)

Colorado	0-19260	84-0957421
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1331 17th Street, Suite 720 Denver, Colorado	80202-1557
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (303) 298-8008

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13a-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On May 23, 2005, Rentech, Inc. announced that its wholly owned subsidiary, Rentech Development Corporation (“RDC”), has signed a Memorandum of Understanding (“MOU”) dated April 29, 2005, with Baard Generation, L.L.C. (“Baard”) for the development of two poly-generation plants in the state of Ohio.   Pursuant to the terms of the MOU, Baard and RDC will evaluate the feasibility of two poly-generation projects in association with Baard’s Integrated Gasification Combined Cycle developments in Ohio.  These plants would be designed by RDC and Baard to utilize the Rentech Fischer-Tropsch (“FT”) coal-to-liquids technology and its patented poly-generation technology.  If the parties reach an agreement, obtain financing for the plants and upon the operation of the plants, the Company anticipates the FT plants will each produce approximately 35,000 barrels per day of ultra clean FT diesel and jet fuels along with up to 1,500 tons per day of ammonia fertilizer; and approximately 200 megawatts of electric power.  In addition, upon the occurrence of the above-mentioned events, the Company anticipates that each plant would directly employ over 180 people.

A press release announcing this MOU is attached as Exhibit 99.1 to this report describing the MOU with Baard Generation, L.L.C.

Item 8.01  Other Events

(c) Exhibit:

Exhibit No.	Description of the Exhibit

Exhibit 99.1	Press Release by Rentech, Inc. dated May 23, 2005.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH, INC.

Date: May 26, 2005	By:	/s/ RONALD C. BUTZ

Ronald C. Butz
Vice President and Chief Operating Officer